Exhibit 10.5

Definitive Agreement with Nook Holdings Limited.

Lottery.com Inc. (the “Company” or the “Registrant”) entered into a Stock Purchase Agreement (the “Agreement”) effective September 28, 2023, with the shareholders of Nook Holdings Limited (“Nook”), a private limited company incorporated and registered in the Abu Dhabi Global Market, Abu Dhabi, United Arab Emirates (“UAE”).

Nook with its existing operations in Dubai, UAE is designed to support professionals in the sports, fitness, and wellness industry. With its exclusive partnership with Dubai’s DMCC Free Zone, Nook offers a wide range of services, including business setup support, insurance, VAT registration, and networking opportunities for like-minded sports entrepreneurs.

The total purchase price for the acquisition of Nook is 8.5 million United Arab Emirates’ Dirham (“AED”), which is approximately $2.314 million USD (the “Purchase Price”) based on a conversion price of 3.6725 AED to 1 USD, as of Friday, September 29, 2023.

The Company is expected to assume control of Nook upon making its first payment towards the Purchase Price, which is currently scheduled for October 31, 2023. The completion of the acquisition is expected to take place on or before November 30, 2024.

At any time, after taking control of Nook, the Registrant at its sole discretion, shall have the right to assign the Agreement, including any of its rights or obligations, in whole or in part, to any affiliated entities or third parties it deems necessary in the performance of the Agreement or in the operations of Nook.

A copy of the complete Agreement will be filed by the Registrant at a later date.